SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2008 (May 27, 2008)

UNITED HERITAGE CORPORATION
(Exact name of registrant as specified in Charter)

Utah	0-9997	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

One Energy Square, Suite 200
4925 Greenville Avenue, Dallas, TX 75206
(Address of Principal Executive Offices)

214-800-2663
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

This Form 8-K and other reports filed by United Heritage Corporation (the “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to our industry, operations and results of operations and any businesses that we may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item. 8.01	Other Events

On May 27, 2008, the Registrant entered into a Letter of Intent with Wind Hydrogen Limited (‘WHL’), to sell a 50% interest in 2,560 acres of its Wardlaw Field acreage to WHL, a publicly-listed company on the Australian Stock Exchange (‘ASX’). The Wardlaw lease is a 10,500 gross acre field located in Edwards County, Texas, consisting of four (4) full mineral leases in which United Heritage has a 100% working interest, and a 75% net revenue interest.

The WHL joint venture is subject to the respective Parties’ satisfactory due diligence, signing of definitive agreements, and WHL shareholder approval for a change in the nature of WHL’s activities at its upcoming general meeting of shareholders. The payments will be staged during the development of the initial phase, with 10% having been received upon signing of the Letter of Intent. The joint venture provides for an option to pursue two additional 2,560 acre phases, for a non refundable option price, higher pricing and the same 50% carried interest by the Company in the amount advanced by WHL.

Item 9.01	Financial Statements and Exhibits

Exhibit 99  Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2008

UNITED HERITAGE CORPORATION

By:	/s/ Joseph F. Langston Jr.
Joseph F. Langston Jr., President